Exhibit 99.1

Myovant Sciences Provides Corporate Update and Reports Financial Results for Second Fiscal Quarter Ended September 30, 2017
– Positive results reported by Takeda in two Phase 3 clinical studies of relugolix for the treatment of uterine fibroids

– Secured up to $140 million in flexible financing commitments

– Cash and committed funding capacity in excess of $250 million

BASEL, Switzerland, November 13, 2017 -- Myovant Sciences (NYSE: MYOV), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for women’s health and endocrine diseases, today announced corporate updates and reported financial results for the second fiscal quarter ended September 30, 2017.

“We made significant clinical and corporate progress this quarter as we continue to build Myovant into a leading women’s health company. The positive results from Takeda’s two Phase 3 studies evaluating the efficacy and safety of relugolix for the treatment of uterine fibroids provide strong support for Myovant’s ongoing Phase 3 studies of relugolix for the treatment of heavy menstrual bleeding associated with uterine fibroids,” stated Lynn Seely, M.D., President and Chief Executive Officer of Myovant Sciences. “In addition, we secured flexible financing commitments of up to $140 million, which puts us in a strong financial position to support the Phase 3 development of relugolix in uterine fibroids, endometriosis and advanced prostate cancer.”

Recent Business Progress
Positive results in two Phase 3 clinical studies conducted by Takeda Pharmaceutical Company Limited (“Takeda”) to evaluate the efficacy and safety of relugolix for the treatment of uterine fibroids.

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On October 2, 2017, Myovant announced that Takeda reported positive top-line results from a Phase 3 study in Japan evaluating the efficacy and safety of relugolix compared with leuprorelin for the treatment of women with heavy menstrual bleeding associated with uterine fibroids. Relugolix met the study’s primary endpoint, achieving an 82.2% response rate, and was observed to be statistically non-inferior to leuprorelin (p = 0.0013) in meeting the study’s primary endpoint, the proportion of patients achieving a pre-defined reduction in menstrual bleeding. The incidence of adverse events in the study was generally similar between treatment groups and consistent with the mechanism of action of the study medications.

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On November 9, 2017, Myovant announced that Takeda reported positive top-line results from a Phase 3 study in Japan evaluating the efficacy and safety of relugolix compared with placebo for the treatment of pain associated with uterine fibroids. Of the women treated with relugolix, 57.6% achieved a marked improvement in pain symptoms compared to 3.1% treated with placebo (p< 0.0001). Adverse events in the study were consistent with the mechanism of action of relugolix and adverse events observed in previous clinical studies.

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Takeda plans to submit the data from both studies to regulatory authorities in Japan for marketing authorization of relugolix for the treatment of uterine fibroids. Myovant will be solely responsible for obtaining FDA approval for relugolix in the United States.

Secured flexible financing commitments of up to $140 million. On October 16, 2017, Myovant announced that it had secured up to $140 million in flexible financing commitments from NovaQuest Capital Management (“NovaQuest”) and Hercules Capital, Inc. (“Hercules”). The NovaQuest financing is comprised of a note purchase commitment of up to $60 million and an equity purchase commitment of up to $40 million. An additional $40 million of debt financing capacity is committed in the form of a term loan facility from Hercules. Myovant plans to use the net proceeds from both financings to fund the ongoing Phase 3 development of relugolix in uterine fibroids, endometriosis and advanced prostate cancer. Pursuant to the agreements, upon closing, Myovant received net cash proceeds of approximately $32 million under the financing commitments.

Second Fiscal Quarter 2017 Financial Summary
Research and development (R&D) expenses for the quarter ended September 30, 2017 were $24.2 million, compared to $3.8 million for the comparable period in 2016. The increase over the prior year period is primarily due to costs associated with the five ongoing Phase 3 clinical trials of relugolix which were initiated in 2017. R&D expenses for the three months ended September 30, 2017 consisted primarily of clinical trial and clinical drug supply costs of $19.7 million, personnel expenses of $3.0 million, share-based compensation expense of $0.7 million, and costs billed to us under the services agreements with Roivant Sciences, Ltd. and Roivant Sciences, Inc. (“the Services Agreements”) of $0.5 million, including personnel expenses and third-party costs associated with the preparation of our clinical and other research programs. R&D expenses were $3.8 million for the three months ended September 30, 2016, and consisted primarily of costs billed to us under the Services Agreements of $2.7 million, including personnel expenses and third-party costs associated with the preparation of our clinical and other research programs and share-based compensation expense.
General and administrative (G&A) expenses for the quarter ended September 30, 2017 were $6.1 million, compared to $3.0 million for the same period in 2016. G&A expenses for the three months ended September 30, 2017 consisted primarily of personnel-related and general overhead expenses of $2.3 million, share-based compensation expense of $2.1 million, legal and professional fees of $1.2 million and costs of $0.5 million billed to us under the Services Agreements, including personnel expenses, overhead allocations and third-party costs. G&A expenses were $3.0 million for the three months ended September 30, 2016, and consisted primarily of share-based compensation expense of $1.3 million, legal and professional fees of $1.0 million and costs of $0.3 million billed to us under the Services Agreements, including personnel expenses, overhead allocations and third-party costs.
Net loss for the quarter ended September 30, 2017 was $29.9 million, or $0.50 per share, compared to $34.7 million or $0.82 per share for the same period in 2016. The decrease in net loss was driven by the change in the fair market value of the previously outstanding Takeda warrant liability during the second quarter of 2016, which did not recur in the second quarter of 2017 due to its expiry on April 30, 2017. This was offset by an increase in costs associated with the ongoing LIBERTY 1 and LIBERTY 2, SPIRIT 1 and SPIRIT 2, and HERO Phase 3 clinical studies which were initiated in 2017 as well as increased personnel expenses to support Myovant’s growing operations.
Cash totaled $129.3 million on September 30, 2017.

About Relugolix
Relugolix is an oral, once-daily, small molecule gonadotropin-releasing hormone (GnRH) receptor antagonist that has been evaluated in over 1,600 study participants in Phase 1, Phase 2 and Phase 3 clinical trials. In these trials, relugolix has been shown to be generally well tolerated and to suppress estrogen and progesterone levels in women and testosterone levels in men. Common side effects are consistent with suppression of these hormones. In the ongoing Phase 3 SPIRIT clinical trials in women with endometriosis-associated pain and the ongoing Phase 3 LIBERTY clinical trials in women with heavy menstrual bleeding associated with uterine fibroids, relugolix will be evaluated with and without low-dose hormonal add-back therapy, the addition of which is expected to decrease potential side effects such as bone mineral density loss and hot flashes. The ongoing Phase 3 HERO study is evaluating relugolix in men with advanced prostate cancer.

About Myovant Sciences
Myovant Sciences is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for women's health and endocrine diseases. Myovant's lead product candidate is relugolix, an oral, once-daily, small molecule that acts as a GnRH receptor antagonist. Myovant has initiated three clinical programs for relugolix consisting of five international Phase 3 clinical trials, two in women with heavy menstrual bleeding associated with uterine fibroids (LIBERTY 1 & 2), two in women with endometriosis-associated pain (SPIRIT 1 & 2), and one in men with advanced prostate cancer (HERO). Myovant is simultaneously developing MVT-602, a kisspeptin agonist, for the treatment of female infertility as part of assisted reproduction. Takeda Pharmaceuticals International AG has granted Myovant an exclusive, worldwide license to develop and commercialize relugolix (excluding Japan and certain other Asian countries where Takeda retains exclusive rights) and an exclusive license to develop and commercialize MVT-602 in all countries worldwide. Over time, the company intends to expand its development pipeline to include other potential treatments for women's health and endocrine diseases. For more information, please visit the company’s website at www.myovant.com.

Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements related to: Myovant’s focus on building Myovant into a leading women’s health company; Takeda’s reported results from its Phase 3 studies of relugolix and any support those data may have for Myovant’s Phase 3 studies of relugolix; Takeda’s plans to submit the data from both studies to regulatory authorities; Myovant’s ability to advance the clinical development of relugolix through the LIBERTY 1, LIBERTY 2, SPIRIT 1, SPIRIT 2 and HERO clinical trials; and Myovant’s ability to obtain funding under the new financing commitments and plans for the development of its pipeline and completion of its clinical studies. Forward-looking statements can be identified by the words “believe,” “anticipate,” “continue”, “estimate”, “project,” “expect,” “plan,” “potential,” “intends,” “will,” “would”, “could”, “should” or the negative or plural of these words or other similar expressions that are predictions or indicate future events, trends or prospects but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the terms and conditions of the financing commitments, which could limit the availability of future funding, risks associated with the success, cost and timing of our product development activities and clinical trials; the approval and commercialization of our product candidates relugolix and MVT-602; and increased regulatory requirements. These statements are subject to the risk that clinical trial data are subject to differing interpretations, and regulatory agencies, medical and scientific experts and others may not share Myovant’s views of the clinical study data. There can be no assurance that the clinical programs for relugolix or MVT-602 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, that any of our product candidates will ever receive regulatory approval or be successfully commercialized, or that we will obtain future funding under the new financing commitments. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Myovant’s business in general, see the “Risk Factors” section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2017, and in Myovant’s future filings with the SEC, including without limited, Myovant’s quarterly report on Form 10-Q expected to be filed with the SEC on November 13, 2017 and other filings that Myovant makes with the SEC from time to time. These forward-looking statements are based on information available to Myovant as of the date of this press release and speak only as of the date of this release. Myovant disclaims any obligation to update these forward-looking statements, except as may be required by law.

MYOVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Operating expenses:
Research and development (includes $679 and $814 of share-based compensation expense for the three months ended September 30, 2017 and 2016 and $1,539 and $1,789 for the six months ended September 30, 2017 and 2016, respectively)	$24,170	$3,753	$41,878	$18,326
General and administrative (includes $2,070 and $1,336 of share-based compensation expense for the three months ended September 30, 2017 and 2016 and $3,411 and $2,982 for the six months ended September 30, 2017 and 2016, respectively)	6,141	2,967	10,323	5,529
Total operating expenses	30,311	6,720	52,201	23,855

Changes in the fair value of the warrant liability	—	27,984	—	29,817
Other (income) expense	(138)	—	204	—
Loss before provision for income taxes	(30,173)	(34,704)	(52,405)	(53,672)
Income tax (benefit) expense	(265)	8	820	11
Net loss	$(29,908)	$(34,712)	$(53,225)	$(53,683)
Net loss per common share — basic and diluted	$(0.50)	$(0.82)	$(0.90)	$(1.29)
Weighted average common shares outstanding — basic and diluted	59,459,500	42,512,254	59,353,966	41,646,657

MYOVANT SCIENCES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2017	March 31, 2017
Assets
Current assets:
Cash	$129,332	$180,838
Prepaid expenses and other current assets	3,738	3,221
Income tax receivable	—	105
Total current assets	133,070	184,164

Deferred tax assets	—	208
Furniture and equipment, net	965	906
Other assets	2,098	—
Total assets	$136,133	$185,278

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,354	$3,329
Income tax payable	456	—
Accrued expenses	14,547	11,978
Due to Roivant Sciences Ltd. and Roivant Sciences, Inc.	731	3,030
Total current liabilities	17,088	18,337

Warrant liability	—	52
Deferred rent	326	113
Total liabilities	17,414	18,502

Total shareholders’ equity	118,719	166,776
Total liabilities and shareholders’ equity	$136,133	$185,278

Investor Contacts:
Frank Karbe
Chief Financial Officer
Myovant Sciences, Inc.

DeDe Sheel
Director, Investor Relations
Myovant Sciences, Inc.
investors@myovant.com

SOURCE: Myovant Sciences